EXHIBIT 99.1

Bright Mountain Internet Properties Surpass Three Million

Visitors During May 2015

- Traffic Quadruples Since May 2014, Continues to Grow Across Portfolio of 20 Websites  -

Boca Raton, FL – June 17, 2015 – Bright Mountain Acquisition Corporation (OTC: BMAQ), an owner, acquirer and manager of customized websites for military and public safety audiences, today announced that the Company’s portfolio of 20 websites surpassed the three million visitors threshold during May of 2015. The three million May visitors is more than four times the visitors in May, 2014.

Kip Speyer, Chief Executive Officer of Bright Mountain, commented, “We are continuing to broaden the reach of our websites’ content within the military and public safety online communities through our ever-growing portfolio of web-based portals. In addition, our ongoing effort to optimize these websites, making them more interesting and adding unique content, is delivering tangible results as evidenced by the four times growth of visitors in May, 2015 vs. May, 2014, with much of that growth coming organically. During the first quarter, website traffic exceeded 7.7 million visitors, setting a company record. Our user traffic is approximately 25% less than our visitor traffic.  With current market valuations being driven primarily by visitor traffic, we are optimistic about what the upward trend in our traffic portends for the valuation of our company.”

Mr. Speyer continued, “Clearly, there is tremendous value being placed on websites’ and apps ability to reach a meaningful audience, and we are focused on targeting a unique and under-served market. As we continue to expand our portfolio, broaden our audience and increase our website traffic, I expect our visitor numbers will continue to grow and the market place will hopefully in turn, recognize the value of our company, our brand and our website assets.  No assurances can be made, however, that these values will be recognized.”

About Bright Mountain Acquisition Corporation

Bright Mountain Acquisition Corporation owns, acquires and manages websites customized to provide their niche users, primarily military and public safety personnel, with information, news, products, videos and services that is of interest to them. The company’s websites contain a number of sections with a vast amount of mission group oriented information including originally written news content, blogs, forums, career information, products and videos. For more information, visit www.bmaq.com.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, our limited operating history, managing our expected growth, risks associated with integration of acquired websites, possible inadvertent infringement of third party intellectual property rights, our ability to effectively compete, our acquisition strategy, and a limited public market for our common stock, among other risks. Bright Mountain Acquisition Corporation’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Acquisition Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

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